Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Reports its 90th Consecutive Profitable Quarter; Net Income of $3.2 million, Total Assets Surpass $1.5 billion.

LOWELL, Mass-(GlobeNewswire)-(April 19, 2012) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $3.2 million, or $0.33 per diluted share, for the three months ended March 31, 2012, compared to $2.5 million, or $0.26 per diluted share, for the three months ended March 31, 2011, representing increases of $709 thousand, or 29%, and $0.07, or 27%, per diluted share.

As previously announced on April 17, 2012, the Company declared a quarterly dividend of $0.11 per share to be paid on June 1, 2012 to shareholders of record as of May 11, 2012. The quarterly dividend represents a 4.8% increase over the 2011 dividend rate.

Chief Executive Officer Jack Clancy commented, “We began our 24th year with another successful quarter, with strong growth and earnings. Our focus remains on organic growth and expansion, while planning for our future by investing in our branch network, technology, progressive and technological product capabilities, our communities and most importantly, in our people. In February 2012 we opened our 19th branch office, and our fourth location in Southern New Hampshire, in Pelham, NH.”

Mr. Clancy further stated, “Assets have grown by $70.9 million, or 5%, since December 31, 2011, and $130.6 million, or 9%, since March 31, 2011. Deposits have increased $71.8 million, or 5%, since December 31, 2011, and $120.0 million, or 9%, since March 31, 2011. Loans outstanding increased $892 thousand since December 31, 2011, and $99.7 million, or 9%, since March 31, 2011 during a period when many banks have seen decreases in their loan portfolios. Investment assets under management increased $62.4 million, to $567.6 million, an increase of 12% since December 31, 2011.”

Founder and Chairman of the Board George Duncan stated, “We are extremely pleased to have reached another milestone in our growth as the Bank's total assets have surpassed $1.5 billion. This success in growing the Bank, while maintaining profitability for our shareholders, as shown by our 90 consecutive profitable quarters, is a significant accomplishment. We believe this achievement is due to our strong products and service capabilities combined with our core values, which are deeply rooted in respect for our shareholders, customers, employees and the communities we serve.”

Results of Operations
The Company's growth contributed to increases in net interest income, non-interest income and the level of operating expenses in the quarter ended March 31, 2012. A reduction in the loan loss provision in the current quarter of 2012, compared to the first quarter of the prior year also contributed to the increased earnings.

Net interest income for the quarter ended March 31, 2012 amounted to $14.9 million, an increase of $920 thousand, or 7%, compared to the March 2011 quarter. The increase in net interest income was due primarily to loan growth, partially offset by a decrease in net interest margin. Average loan balances for the three months ended March 31, 2012 increased $98.6 million compared to the same three month average for the 2011 period. Tax equivalent net interest margin was 4.36% for the quarter ended March 31, 2012 compared to 4.39% for the quarter ended December 31, 2011, and 4.43% for the quarter ended March 31, 2011.

For the quarters ended March 31, 2012 and 2011, the provision for loan losses amounted to $300 thousand and $922 thousand, respectively. The provision made to the allowance for loan losses takes into consideration the level of loan growth, adversely classified and non-performing loans, specific reserves for impaired loans, net charge-offs, and the estimated impact of current economic conditions on credit quality. Loan growth during the first quarter of 2012 was $892 thousand, compared to $8.3 million during the same period in 2011. The balance of the allowance for loan losses allocated to impaired loans amounted to $3.7 million at March 31, 2012, compared to $3.2 million at March 31, 2011. Total non-performing assets as a percentage of total assets were 1.74% at March 31, 2012, compared to 1.67% at March 31, 2011. For the three months ended March 31, 2012, the Company recorded net charge-offs of $853 thousand, compared to net charge-offs of $64 thousand for the same period in the prior year. Annualized net charge-offs as a percentage of average loans for the three months ended March 31, 2012 amounted to 0.28% compared to 0.02% for the three months ended March 31, 2011. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.81% at March 31, 2012, compared to 1.85% at December 31, 2011 and 1.76% at March 31, 2011.

Non-interest income for the three months ended March 31, 2012 amounted to $3.0 million, an increase of $284 thousand, or 10%, compared to the first quarter of 2011. This increase primarily resulted from increases in investment advisory fees and deposit fee income and a gain on the sale of a previously foreclosed commercial property which is included in other income.

Non-interest expense for the three months ended March 31, 2012 amounted to $12.9 million, an increase of $708 thousand, or 6%, compared to the same period in the prior year. The increase in the quarterly expenses resulted primarily from the Company's strategic growth initiatives, including salaries and benefits, advertising and public relations, and other professional services, partially offset by a reduction in FDIC insurance expense.

Key Financial Highlights

▪	Total assets were $1.56 billion at March 31, 2012 as compared to $1.49 billion at December 31, 2011, an increase of $70.9 million, or 5%.

▪	Total loans amounted to $1.25 billion at March 31, 2012, an increase of $892 thousand since December 31, 2011.

▪	Total deposits were $1.41 billion at March 31, 2012 as compared to $1.33 billion at December 31, 2011, an increase of $71.8 million, or 5%.

▪
Investment assets under management amounted to $567.6 million at March 31, 2012 as compared to $505.2 million at December 31, 2011, an increase of $62.4 million, or 12%. The increase is attributable primarily to asset growth from new business and market value appreciation.

▪	Total assets under management amounted to $2.20 billion at March 31, 2012, compared to $2.06 billion at December 31, 2011, an increase of $134.9 million, or 7%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 90 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has nineteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Cash and cash equivalents:
Cash and due from banks	$28,316	$30,231	$26,028
Interest-earning deposits	50,277	6,785	4,655
Fed funds sold	17,567	2,115	56,482
Total cash and cash equivalents	96,160	39,131	87,165

Investment securities at fair value	154,085	140,405	134,209
Federal Home Loan Bank stock	4,260	4,740	4,740
Loans, less allowance for loan losses of $22,607 at March 31, 2012 and $23,160 at December 31, 2011 and $20,273 at March 31, 2011 respectively	1,228,774	1,227,329	1,131,381
Premises and equipment	27,026	27,310	25,525
Accrued interest receivable	5,698	5,821	5,669
Deferred income taxes, net	12,258	12,411	10,911
Bank-owned life insurance	15,071	14,937	14,535
Prepaid income taxes	807	287	-
Prepaid expenses and other assets	10,275	11,136	9,635
Goodwill	5,656	5,656	5,656

Total assets	$1,560,070	$1,489,163	$1,429,426

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,405,007	$1,333,158	$1,285,046
Borrowed funds	2,869	4,494	5,542
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	10,346	12,487	8,077
Income taxes payable	—	—	269
Accrued interest payable	340	751	562

Total liabilities	1,429,387	1,361,715	1,310,321

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,580,911, 9,472,748 and 9,387,537 shares issued and outstanding at March 31, 2012, December 31, 2011 and March 31, 2011 respectively	96	95	94
Additional paid-in capital	45,960	45,158	43,285
Retained earnings	81,128	78,999	73,487
Accumulated other comprehensive income	3,499	3,196	2,239

Total stockholders’ equity	130,683	127,448	119,105

Total liabilities and stockholders’ equity	$1,560,070	$1,489,163	$1,429,426

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
Three months ended March 31, 2012 and 2011
(unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2012	2011
Interest and dividend income:
Loans	$15,958	$15,270
Investment securities	799	954
Other interest-earning assets	19	16
Total interest and dividend income	16,776	16,240

Interest expense:
Deposits	1,537	1,915
Borrowed funds	16	22
Junior subordinated debentures	294	294
Total interest expense	1,847	2,231

Net interest income	14,929	14,009

Provision for loan losses	300	922
Net interest income after provision for loan losses	14,629	13,087

Non-interest income:
Investment advisory fees	1,021	956
Deposit service fees	1,089	1,023
Income on bank-owned life insurance, net	134	140
Net gains on sales of investment securities	47	—
Gains on sales of loans	240	220
Other income	511	419
Total non-interest income	3,042	2,758

Non-interest expense:
Salaries and employee benefits	7,503	6,976
Occupancy and equipment expenses	1,414	1,449
Technology and telecommunications expenses	999	973
Advertising and public relations expenses	789	665
Deposit insurance premiums	277	489
Audit, legal and other professional fees	483	310
Supplies and postage expenses	231	218
Investment advisory and custodial expenses	97	104
Other operating expenses	1,093	994
Total non-interest expense	12,886	12,178

Income before income taxes	4,785	3,667
Provision for income taxes	1,612	1,203

Net income	$3,173	$2,464

Basic earnings per share	$0.33	$0.26

Diluted earnings per share	$0.33	$0.26

Basic weighted average common shares outstanding	9,499,568	9,318,522

Diluted weighted average common shares outstanding	9,568,677	9,356,479

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2012	At or for the year ended December 31, 2011	At or for the three months ended March 31, 2011

BALANCE SHEET AND OTHER DATA
Total assets	$1,560,070	$1,489,163	$1,429,426
Loans serviced for others	68,948	67,367	63,540
Investment assets under management	567,589	505,163	508,265
Total assets under management	$2,196,607	$2,061,693	$2,001,231

Book value per share	$13.64	$13.45	$12.69
Dividends paid per common share	$0.110	$0.420	$0.105
Total capital to risk weighted assets	11.56%	11.42%	11.40%
Tier 1 capital to risk weighted assets	10.26%	10.14%	10.09%
Tier 1 capital to average assets	8.86%	8.63%	8.79%
Allowance for loan losses to total loans	1.81%	1.85%	1.76%
Non-performing assets	$27,191	$27,321	$23,906
Non-performing assets to total assets	1.74%	1.83%	1.67%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.85%	0.75%	0.72%
Return on average stockholders’ equity	9.88%	8.98%	8.49%
Net interest margin (tax equivalent)	4.36%	4.37%	4.43%